EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

PremierWest Bancorp and Subsidiary

We consent to the incorporation by reference in the following Registration Statements of PremierWest Bancorp of our report dated March 18, 2013, with respect to the consolidated balance sheets of PremierWest Bancorp and Subsidiary (PremierWest Bancorp) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012, and of our same report, with respect to PremierWest Bancorp’s internal controls over financial reporting as of December 31, 2012, which is included in this annual report on Form 10-K of PremierWest Bancorp for the year ended December 31, 2012.

•	Registration Statement on Form S-8 (No. 333-178026)

•	Registration Statement on Form S-1 (No. 333-163201)

•	Registration Statement on Form S-3 (No. 333-158315)

•	Registration Statement on Form S-8 (No. 333-144895)

•	Registration Statement on Form S-8 (No. 333-109419)

•	Registration Statement on Form S-8 (No. 333-96649)

•	Registration Statement on Form S-8 (No. 333-40886)

/s/ Moss Adams LLP

Portland, Oregon

March 18, 2013